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                                                                   Exhibit 8.1


                 [LETTERHEAD OF SILVER, FREEDMAN & TAFF, L.L.P.]


                               October 3, 2001

MB Financial, Inc.
1200 North Ashland Avenue
Chicago, Illinois  60622

         Re:  Opinion as to Federal Income Tax Consequences of Mergers
              --------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to you in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of April 19, 2001, by and among
MidCity Financial Corporation ("MidCity"), MB Financial, Inc. ("MB"), and MB-MidCity, Inc. ("MB-MidCity") with respect to the merger (the "MB Merger") of MB with and into MB-MidCity and the merger (the "MidCity Merger") of MidCity with and into MB-MidCity (collectively, the "Mergers"). At your request, this opinion letter addresses the material federal income tax consequences of the Mergers and is being delivered to you in connection with the Registration Statement filed with the Securities and Exchange Commission (the
"Commission") under the Securities Act of 1933, as amended (the "Securities Act") on October 3, 2001, which includes the Prospectus of MB-MidCity and the Proxy Statement of MidCity and the Proxy Statement of MB (the "Joint Proxy Statement/Prospectus"). This opinion letter is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.


          Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. All section references in this letter are to the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise provided.

          In connection with the opinions herein, we have examined and relied upon descriptions of various entities and their respective investments, activities, operations, and governance, as set forth in the following documents:

          (a)  the Merger Agreement;

          (b)  the Joint Proxy Statement/Prospectus;

          (c)  the representation letter dated October 3, 2001 from MB to us;

          (d) the representation letter dated October 3, 2001 from MidCity to us; and



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          (e)  the representation letter dated October 3, 2001 from MB-MidCity to us;

together with such other documents and matters of law as we have deemed relevant or necessary (collectively, the "Relevant Documents"). We have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the capacity of each party executing a document to so execute. We have also relied upon certificates of public officials.

          As to any facts material to our opinions, we have, with your consent, relied on the factual representations and warranties and the covenants made in the Relevant Documents by the respective parties thereto. To the extent our opinions refer to the existence or absence of facts based upon our knowledge or of which we are aware, we are referring to the actual knowledge of Silver, Freedman & Taff, L.L.P. attorneys who have actively represented MB or its affiliates during the course of our representation of such party with respect to these opinions. We have not undertaken any independent investigation or verification to determine the existence or absence of any facts, and no inference as to our knowledge concerning any facts should be drawn as a result of the representation undertaken by us. We have consequently relied upon your factual representations that the factual information presented in the Relevant Documents or otherwise furnished to us accurately and completely describes all material facts relevant to these opinions and have assumed that such factual information is currently true, correct, and complete and will be true, correct, and complete at the Effective Time of each Merger. Any representation or statement in any document upon which we rely that is made "to the best of knowledge" or otherwise similarly limited is assumed to be correct. Any alteration of such facts may adversely affect our opinions.

          In rendering these opinions, we have assumed that the transactions contemplated by the Merger Agreement and the Joint Proxy Statement/Prospectus will be consummated in accordance with the Relevant Documents (without any waiver of any provisions), and such documents accurately reflect the material facts of such transactions as of the Effective Time of each Merger. This opinion only addresses holders of MB Common Stock and holders of MidCity Common Stock which hold the shares as capital assets for purposes of the Code and does not address the tax consequences of parties subject to special treatment as set forth in the Joint Proxy Statement/Prospectus under the caption "THE MERGER - Material United States Federal Income Tax Consequences of the Merger."

          Subject to the foregoing, we express the following opinions:

          1. Each Merger will qualify as a reorganization within the meaning of Code section 368(a).

          2. No gain or loss will be recognized by MB, MidCity, or MB-MidCity as a result of the Mergers.

          3. No gain or loss will be recognized by a holder of MB Common Stock upon the exchange of shares of MB Common Stock for shares of MB-MidCity Common Stock pursuant to the MB Merger. No gain or loss will be recognized by a holder of MidCity Common Stock upon the exchange of shares of MidCity Common Stock for shares of


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     MB-MidCity Common Stock pursuant to the MidCity Merger, except with respect to cash received by holders of MidCity Common Stock in lieu of fractional shares of MB-MidCity Common Stock.

          4. The aggregate initial tax basis of shares of MB-MidCity Common Stock received by a holder of MB Common Stock pursuant to the MB Merger will be the same as the adjusted tax basis of the MB Common Stock exchanged therefor. The aggregate initial tax basis of shares of MB-MidCity Common Stock received by a holder of MidCity Common Stock pursuant to the MidCity Merger will be the same as the adjusted tax basis of the MidCity Common Stock exchanged therefor reduced by the amount allocable to the fractional share interest in MB-MidCity Common Stock for which cash is received.

          5. The holding period for MB-MidCity Common Stock received in exchange for MB Common Stock pursuant to the MB Merger will include the period that such MB Common Stock were held by the holder. The holding period for MB-MidCity Common Stock received in exchange for MidCity Common Stock pursuant to the MidCity Merger will include the period that such MidCity Common Stock were held by the holder.

          Our opinions are based upon the current provisions of the Code, as amended; currently applicable Treasury Regulations promulgated or proposed under the Code; currently published administrative rulings and procedures; judicial decisions; and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretations, both prospectively and retroactively, and such changes or interpretations, as well as any change in the facts as they have been represented to us or assumed by us, could affect our opinions. Our opinions are rendered only as of the date hereof, and we take no responsibility to update these opinions after the Effective Time of the Mergers.

          Our opinions do not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations, rulings, or procedures issued in the future.

          These opinions are rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity, other than for the benefit of a holder of a share of MB Common Stock in connection with the MB Merger, without our prior written consent. Notwithstanding the foregoing, in accordance with
Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our firm name under the headings "THE MERGER - Material United States Federal Income Tax Consequences of the Merger" and "LEGAL AND TAX MATTERS." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,

                                         /s/ Barry P. Taff, P.C.


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